Contact:

Mark Land

Executive Director - Corporate Communications

(317) 610-2456

mark.d.land@cummins.com

For Immediate Release

April 30, 2009

Cummins reports lower revenues and profits due to continued global recession

-- Company reduces full-year sales and profit guidance to reflect challenging economic environment --

COLUMBUS, IN -- Cummins Inc.  (NYSE: CMI)  today reported lower sales and profit in the first quarter 2009 as the global recession affected demand for the Company’s products around the world.

Sales for the quarter were $2.44 billion, down 30 percent from $3.47 billion during the same period in 2008. Earnings Before Interest and Taxes of $28 million, or 1.1 percent of sales, fell 91 percent from $315 million, or 9.1 percent of sales, in the first quarter 2008. Net income attributable to Cummins Inc. was $7 million, or $0.04 a share, a 96 percent decrease from $190 million ($0.97 a share) a year ago.

The first quarter results include a $66 million charge to cover the costs associated with job reduction actions taken in the quarter. Cummins announced plans to reduce its workforce by more than 4,100 employees and contract workers during the quarter in response to lower demand for its products. Excluding the restructuring charge, net income attributable to Cummins Inc. was $51 million, or $0.26 a share, and EBIT was $94 million, or 3.9 percent of sales.

All four of the Company’s business segments experienced sales decreases compared to the first quarter 2008, with the largest declines coming from the Engine and Components segments.

Based on the first quarter results and Company forecasts for the remainder of the year, Cummins today revised its sales and earnings guidance downward for 2009. The Company now expects 2009 sales to be slightly more than 30 percent lower than 2008 and anticipates EBIT of 5 percent of sales for the year, excluding the restructuring charge.

“The first quarter was, as we expected, extremely challenging and we do not see the economy or our markets improving for the remainder of 2009,” said Cummins Chairman and Chief Executive Officer Tim Solso. “We have taken significant actions to lower our costs and improve our productivity in response to the global recession, which has affected virtually every market in which we operate around the world.

“We are confident that those actions, which will continue as necessary, will allow us to earn a reasonable profit in 2009, generate positive cash flow and enable us to continue to invest in the products and technologies vital to our future success.”

In addition to reducing its workforce worldwide, the Company has made significant reductions in discretionary spending and has further prioritized capital expenditures to focus on the most critical projects, especially those associated with the launch of new emission compliant products in 2010. Capital spending in the first quarter was $64 million, compared to $90 million in the same period a year ago and $213 million in the fourth quarter 2008.

“Cash management is a top priority for the Company this year,” said Pat Ward, Chief Financial Officer. “We remain well positioned with a strong balance sheet, low debt and significant liquidity. Despite the challenging economic conditions, the Company did not need to use any of the $1.1 billion credit facility that was put in place last summer.”

At the end of the first quarter, Cummins had $353 million in available cash and cash equivalents and a total available liquidity of $1.8 billion.

First quarter details

Engine Segment

Sales of $1.49 billion were 32 percent lower than $2.21 billon in the first quarter 2008.  Segment EBIT fell to a loss of $16 million, compared to a profit of $194 million during the same period a year ago.

Nearly every market experienced declines compared to the first quarter 2008, with worldwide heavy-duty truck engine shipments down 30 percent; shipments to Chrysler down 45 percent; global medium-duty truck engine shipments down 42 percent and construction industry shipments down 69 percent.

The engine segment’s joint ventures reported a $3 million loss in the quarter, compared to a $33 million profit the same period in 2008. Selling, Administrative and Research and Development (SAR) expenses fell in absolute dollars, but increased as a percentage of sales from a year ago.

Power Generation

Sales of $657 million decreased 17 percent from $787 million in the first quarter 2008. Segment EBIT was $69 million (10.5 percent of sales) compared to $78 million (9.9 percent of sales) during the same period a year ago.  Lower SAR expenses, both in absolute dollars and as a percentage of sales, helped improved profitability within the segment.

Sales of Commercial generator products fell 6 percent from a year ago, while the segment’s Consumer business continued to report extremely weak demand with sales down 59 percent from the first quarter 2008. Sales gains in Africa (34 percent) were more than offset by large drops in North America (25 percent), Latin America (29 percent), India (40 percent) and Western Europe (18 percent).

Components

Sales of $530 million declined 35 percent from $820 million in the first quarter 2008. Segment EBIT of $1 million (0.2 percent of sales) fell from $37 million (4.5 percent of sales) the same period a year ago.

Revenues fell across all businesses in the segment and in all major geographic markets, as a result of volume declines associated with the global recession. Most of the revenue declines were the result of lower OEM and aftermarket sales in North America and Europe.

Filtration business sales decreased 33 percent; turbocharger sales fell 42 percent; fuel systems sales declined 38 percent and exhaust aftertreatment sales decreased 24 percent. SAR expenses fell in total dollars, but increased as a percentage of sales compared to the first quarter 2008.

Distribution

Sales of $413 million decreased 7 percent from $445 million during the first quarter 2008, largely as a result of negative currency effects in Europe, Australia and India. Segment EBIT of $58 million (14.0 percent of sales) increased 18 percent from $49 million (11.0 percent of sales) a year ago.

Improved joint venture profits and lower SAR expenses, both in absolute dollars and as a percentage of sales, strengthened the segment EBIT margin while negative currency effects in the gross margin neutralized pricing gains.

Presentation of Non-GAAP Financial Information

EBIT is a non-GAAP measure used in this release.  Each is defined and reconciled to what management believes to be the most comparable GAAP measure in a schedule attached to this release. Cummins presents this information as it believes it is useful to understanding the Company's operating performance, and because EBIT is a measure used internally to assess the performance of the operating units.

Webcast information Cummins management will host a teleconference to discuss these results today at 10 a.m. EDT. This teleconference will be webcast and available on the Investor Relations section of the Cummins website at www.cummins.com. Participants wishing to view the visuals available with the audio are encouraged to sign-in a few minutes prior to the start of the teleconference.

About Cummins

Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins serves customers in approximately 190 countries and territories through a network of more than 500 company-owned and independent distributor locations and approximately 5,200 dealer locations. Cummins reported net income of $755 million on sales of $14.3 billion in 2008. Press releases can be found on the Web at www.cummins.com.

Forward-looking disclosure statement

Information provided in this release that is not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s expectations, hopes, beliefs and intentions on strategies regarding the future. It is important to note that the company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in Cummins Securities and Exchange Commission filings.